EXHIBIT 10.3
                                                                    ------------


                              DEVELOPMENT AGREEMENT
                                       FOR
                                SENSOR GUIDED DRE


This document serves as a Development Agreement for ProUroCare Medical Inc. (ProUroCare) pertaining to the development of the Prostate Tactile Imaging System (Sensor Guided DRE) with the positioning capability. Work is to be performed by Artann Laboratories, Inc. (Artann) and Armen Sarvazyan in concert with Minnetronix Inc. for ProUroCare in accordance with the details outlined below.

1.   DESIGN FREEZE AND ASSEMBLY OF A PROTOTYPE.

Scope:
------

     o Stage 1. Finalize the design of all components of the Prostate Tactile Imaging System with the positioning capability. Add to the current angular orientation system additional axial positioning means. Redesign the transrectal probe to accommodate the components of the positioning system. Build a prototype probe with optimized geometry and tactile sensor array configuration. Make necessary changes in the software to provide simultaneous acquisition and processing of the position and pressure pattern data. Test and validate the components and the entire assembly in laboratory experiments, document the testing results.

     o    Duration of Stage 1 is 2 months and the budget is $100,000.

     o Stage 2. Build 2 (two) prototypes of the Prostate Tactile Imaging System with the positioning capability. Design algorithms and software for the real-time reconstruction and imaging the prostate. Perform evaluation testing of the prototype. Possibly, the prototype could also be tested in clinical environment on a few patients, however clinical testing will not constitute an obligation under this contract.

     o    Duration of Stage 2 is 3 months and the budget is $80,000.

Total duration:    5 months
---------------

Total budget:      $180,000
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2.   ASSISTANCE TO MINNETRONIX INC.

Artann Laboratories shall assist Minnetronix Inc. or an alternative appointed by ProUroCare in the development of the systems for evaluation in a clinical environment. This service relationship shall include Artann's cooperation in development of a complete Technical Data File by Minnetronix Inc.

Duration: Artann's services could be requested after 3 months from the date of signing of this agreement. The no-fee consulting and at-cost services option will be available for 6 months from the start date of the relationship with Minnetronix and could be extended per mutual agreement of both parties. The completion of the service portion of the agreement is expected to extend beyond the SGDRE system delivery and will not be used as a milestone for the purpose of the agreement or the R&D Agreement.

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Cost:  Artann's  staff  including  Armen  Sarvazyan  will  be  available  to the designated engineers from Minnetronix Inc. at no charge for the consulting and advisory services including: unlimited telephone consultations and Artann
facilities   visits.   Any   additional   hardware  and  software   development,
experimental work, document preparation or travel requested by Minnetronix Inc. will be billed to ProUroCare at reasonable cost according to hours spend on the project. The reasonableness of such requests will be mediated by a trustee designated by both parties, namely Vladimir Drits.

Payment: The payment shall be distributed in accordance with the following schedule:

     o    50% advance payment upon commencement of each milestone.

     o    50% final payment upon delivery of each milestone.

Notes: Start date shall be July 15, 2004. Payment Terms: Net 15, 3% interest per month applies after the 15-day period.


ARTANN LABORATORIES, INC.

By:  /s/Armen Sarvazyan
  ------------------------
Its: Chief Scientist
   -----------------------


PROUROCARE MEDICAL INC.

By:  /s/Michael P. Grossman
  -------------------------

Its: President and CEO
   ------------------------


ARMEN SARVAZYAN

By:  /s/Armen Sarvazyan
  ------------------------

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